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                               EXHIBIT (1O)(c)(4)
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                                      LEASE

      THIS LEASE made this 2nd day of August, 1996, between SUPERIOR REALTY CO., INC., a Massachusetts corporation with a place of business at 540 Gallivan Boulevard, Dorchester, Boston, Massachusetts 02124 ("Landlord") and THE HIBERNIA SAVINGS BANK, a Massachusetts banking corporation with a principal office at 730 Hancock Street, Quincy, Massachusetts 02170 ("Tenant").

                                    ARTICLE I

                                DEMISED PREMISES

      Section 1.1. Landlord, in consideration for the rents to be paid and the covenants and agreements to be performed and observed by Tenant, does hereby lease unto Tenant and Tenant does hereby lease and take from Landlord those certain parcels of land, containing approximately 38,857 square feet of land, together with the building (the "Building") thereon, containing approximately 32,736 square feet of gross leasable area, all situated in the South Boston district of Boston, Suffolk County, Massachusetts, more particularly described in Exhibit A attached hereto and made a part hereof (the "Demised Premises"). (The term "Demised Premises" may include the land or the Building or both, as the context may require or admit.)

                                   ARTICLE II

      Section 2.1 (a). Term of Lease. The term of this Lease shall be for a period of twenty (20) years beginning on the earlier to occur of: (i) one hundred twenty (120) days following the date upon which Landlord delivers possession of the Demised Premises to Tenant; or (ii) the date upon which Tenant opens the Demised Premises for business to the public. Landlord shall deliver the Demised Premises to Tenant, in "as is" condition (subject to normal wear and tear following the date of this Lease but "broom clean"), upon surrender and yield up of the Demised Premises to Landlord by the current tenant thereof, the term of whose lease expires on December 31, 1996.

      Section 2.1(b). Lease Year. The term "lease year" shall mean each of the successive calendar years which fall entirely in the term of this Lease, as it may be extended. The last lease year shall be coterminous with the term, and may therefore be less than twelve months long.

      Section 2.2. Notice of Lease. Upon request of the other party, Landlord and Tenant shall execute a recordable instrument containing a description of the Demised Premises, a statement of the commencement and expiration dates of the term, and a statement of Tenant's extension rights, if any.

      Section 2.3. Extensions. Tenant shall have the right to extend the term of this Lease, upon all of the terms, covenants and conditions contained in this Lease, for a total of two (2) extension periods, each to be ten (10) years in duration, by written notice sent to Landlord not less than one (1) year prior to the expiration of the then current part of the term. [Once exercised, an extension right shall be deemed to have been exhausted and shall not be susceptible of revival as one of the "terms" contained in the Lease, to be carried forward, unmodified, into the extended term.] Notwithstanding the foregoing, in the event that Tenant shall not have given such notice at least one (1) year prior to the expiration of the then current part of the term, Tenant shall continue to have the ability to exercise such right of extension until the earlier to occur of: (i) ten (10) months prior to the expiration of the then current part of the term; or (ii) thirty (30) days following its receipt of a reminder notice from Landlord of its failure to so extend, Landlord representing that it shall endeavor (but
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shall not be obligated) to send such reminder notice. Notwithstanding the above, any extension right exercised by Tenant shall be void if, either at the time of exercise or on the first day of a putative extension period, Tenant is in default of any of its obligations hereunder beyond any applicable cure period or has been served with a notice of default and the default in question then remains uncured after expiration of the applicable grace period.

                                   ARTICLE III

      Section 3.1. Minimum Rent. Throughout the term of this Lease, and any extension thereof, Tenant shall pay Minimum Rent for the Demised Premises to Landlord without any abatement, deduction, counterclaim, or setoff, at the yearly and monthly rates set forth below:

                           ANNUAL
                           MINIMUM                  MONTHLY
PERIOD                     RENT                     INSTALLATIONS
------------               -----------              -------------
Years    1-5               $170,000.00              $14,166.67
        6-10               $187,000.00              $15,583.33
       11-15               $205,700.00              $17,141.67
       16-20               $226,270.00              $18,855.83

Minimum Rent, during each five year interval of any extension period set forth in Section 2.3, shall reflect Current Market Rent, as hereafter defined, at the beginning of the applicable five year interval. The phrase "Current Market Rent" shall mean the rental and all other monetary payments and escalations that Landlord could obtain from a third party desiring to lease space in the South Boston area as of the applicable period, taking into account the type of Building, the size, location and floor levels and then condition of the Demised Premises, the quality of construction of the Building and of the Demised Premises, the services provided under the terms of this Lease, including without limitation any special rights hereunder and the rental then being attained for new leases of space comparable to the demised premises in the South Boston area but in no event less than the Minimum Rent for the year preceding such extension. Landlord shall designate "Current Market Rent" by written notice to Tenant within ninety (90) days following Landlord's receipt of Tenant's election to extend the term of the Lease which notice may include data which Landlord considers to support such designation ("Designation"). If Tenant disagrees with the Designation, Tenant shall, by written notice sent to Landlord within fifteen
(15) days after such Designation, advise Landlord of such disagreement; otherwise Tenant shall conclusively be deemed to have agreed to the Designation of Current Market Rent. In the event that within sixty (60) days prior to the applicable Adjustment Date the parties hereto shall not have agreed in writing (or to be deemed to have agreed pursuant to the immediately preceding sentence) as to the Current Market Rent, each party shall, within thirty (30) days thereafter appoint an appraiser. Each appraiser so appointed shall be instructed to determine independently the Current Market Rent. If the difference between the amounts so determined by such appraisers shall not exceed ten percent (10%) of the lesser of such amounts, then the Current Market Rent shall be an amount equal to fifty percent (50%) of the total of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two (2) appraisers shall have ten (10) days thereafter to appoint a third appraiser, but if such appraisers fail to do so within such ten (10) day period, then either Landlord or Tenant may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within ten (10) days of such request, and both Landlord and Tenant shall be bound by any appointment so made within such ten (10) day period. If no such appraiser shall


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have been appointed within such ten (10) days either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Current Market Rent in accordance with the definition of such term contained herein and within twenty (20) days after its appointment. If the third appraisal shall exceed the higher of the first two appraisals, the Current Market Rent shall be the higher of the first two appraisals; if the third appraisal is less than the lower of the first two appraisals, the Current Market Rent shall be the lower of the first two appraisals. In all other cases, the Current Market Rent shall be equal to the third appraisal. All such determinations of the Current Market Rent shall be final and binding upon Landlord and Tenant as the Current Market Rent for the applicable Adjustment Date. Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the 30 day period specified above (such party being referred to herein as the "failing party"), the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice. If the failing party shall not respond by appointment of its appraiser within said ten day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of the Current Market Rent shall be binding and conclusive upon Tenant and Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Each party shall pay for the fees and expenses of the appraiser appointed by it, but the fees and expenses of the third appraiser shall be shared equally by the parties. All appraisers appointed hereunder shall be MAI appraisers, so-called.

The monthly rent installments shall be paid in advance on the first day of each calendar month, and shall be prorated for any partial month on the basis of a thirty (30) day month. The Minimum Rent shall be over and above all other additional payments to be made by Tenant as hereinafter provided, and shall be absolutely net to Landlord, so that this Lease shall yield, net, to Landlord such net basic rental as aforesaid.

      Section 3.2.1. Interest. If any amount payable to Landlord under this Lease (including, without limitation, any monthly rent installment) is not received by Landlord within ten (10) days after receipt by Tenant of written notice of such neglect or failure, Tenant shall, promptly upon receipt of Landlord's bill therefor, pay Landlord interest on the unpaid amount, calculated from the original due date thereof, at the rate of (i) 12% per year or (ii) an annual rate which is two percentage points greater than the "discount rate", so-called, charged by the Federal Reserve Bank of Boston for loans to member banks, which discount rate is in effect on the due date for the payment in question, whichever of those two stated rates [that in (i) or that in (ii)] shall be the higher, except that (iii) if the highest annual interest rate permitted by applicable law (the "legal rate") is lower than a stated rate appearing in (i) or (ii), the legal rate shall be substituted for each higher stated rate before determining which interest rate is to be applied in computing Tenant's liability hereunder. Notwithstanding the foregoing, it is expressly agreed and understood that interest shall begin to accrue from the original due date of any such obligation, without either notice from Landlord or a ten (10) day grace period within which Tenant may pay without the imposition of interest, in the event that Tenant fails to pay any obligation when due in accordance with the terms and provisions of this Lease more than two (2) times in any twelve
(12) month period.


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      Section 3.2.2. Late Charge. Tenant acknowledges that any default in the timely payment of any sum due to Landlord, including, without limitation, the monthly rent installments, will result in additional expense to Landlord, to verify the default and collect the defaulted payment. Tenant acknowledges further that the actual cost to Landlord in each particular case will vary according to the circumstances of the case and that the determination of the precise cost would, in itself, result in considerable expense. Accordingly, if any amount payable to Landlord under this Lease (including, without limitation, any monthly rent installment) is not received by Landlord within ten (10) days after receipt by Tenant of written notice of such neglect or failure, promptly upon receipt of Landlord's bill therefor, shall pay Landlord a late charge of Two Hundred ($200.00) Dollars with respect to the delayed or defaulted payment, as liquidated damages in lieu of the actual amount of expense and other damages [other than the defaulted payment(s)] incurred and suffered by Landlord by reason of the delay or default in payment, and not as a penalty or as additional interest. Notwithstanding the foregoing, it is expressly agreed and understood that a late charge shall begin to accrue from the original due date of any such obligation, without either notice from Landlord or a ten (10) day grace period within which Tenant may pay without the imposition of a late charge, in the event that Tenant fails to pay any obligation when due in accordance with the terms and provisions of this Lease more than two (2) times in any twelve (12) month period.

      Section 3.3. Other Payments. Each payment or expenditure which Tenant must make to Landlord under any provision of this Lease shall be deemed to be Additional Rent, and Landlord's rights in the event Tenant defaults in making any such payment or expenditure shall be the same as in the case of a default in paying the Minimum Rent.

      Section 3.4. Address of Payments. All rents and other charges payable to Landlord pursuant to the provisions of this Lease shall be sent to Landlord, at 540 Gallivan Boulevard, Dorchester, Massachusetts 02124 unless Landlord otherwise directs by written notice to Tenant.

      Section 3.5. Net Lease. This Lease shall be deemed and construed to be an absolutely net lease and, except as herein otherwise expressly provided, Landlord shall receive Minimum Rent and Additional Rent absolutely free from any charges, assessments, impositions, setoffs, expenses or deductions of any and every kind or nature whatsoever.

                                   ARTICLE IV

      Section 4.1. Contingency. This Lease is subject to Tenant's obtaining, within one hundred and twenty (120) days following the date of execution of this Lease, all authorizations and consents from the appropriate officials, boards or other governmental bodies necessary to allow Tenant to maintain and use the Demised Premises for a branch banking facility of the Tenant by the Office of the Controller of the Currency and by all other banking regulatory authorities (all of the same being hereinafter referred to collectively as "Authorizations"). Tenant warrants to Landlord that it shall file applications for all such Authorizations as soon as possible, but in no event later than thirty (30) days following the complete execution of this Lease, and Tenant shall proceed with all due diligence in order to obtain such Authorizations. No Authorization shall be deemed obtained until all appeal periods from the issuance thereof have elapsed without any appeal being taken or if any appeal has been taken, the appeal has been resolved in favor of the Tenant. In the event the Authorizations have not been obtained by such date, Landlord and Tenant shall each have the right to terminate this


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Lease, upon written notice to the other received within ten (10) days following such contingency date.

                                    ARTICLE V

      Section 5.1(a). Real Estate Taxes. Tenant shall pay directly to the applicable taxing authority within fifteen (15) days after receipt of a bill therefor, the entire amount of any real estate tax imposed with respect to or attributable to, any improvement to the Demised Premises or the Building made by Tenant (including without limitation, Tenant's exterior signs).

      Section 5.1(b). Tenant shall be liable for and shall pay all taxes levied against personal property and trade fixtures owned or placed by Tenant in or upon the Demised Premises.

      Section 5.2. As Additional Rent, Tenant shall pay directly to the applicable taxing authority an amount equal to all real estate taxes and other governmental charges or impositions which shall or may be assessed upon the said Demised Premises after the commencement of and during the term hereof, payable upon being billed therefor. Tenant may, in good faith and diligently, contest the validity or amount of any tax or betterment assessment which, under the terms hereof, it is required to pay, and Landlord agrees that Tenant may, if it shall so elect, commence in the name of Landlord, or in its own name, but at the sole expense; and for the sole benefit of Tenant, any legal proceedings to contest the validity or amount of any such tax or betterment assessment, or for a refund or a rebate, and execute any instruments that may be reasonably required therefor by Tenant. Nothing herein contained shall be construed to permit postponement of any payments required hereunder.

      Section 5.3. The term "real estate taxes" as used in this Lease shall mean regular taxes, betterments and other special assessments, flat-rate water and sewer charges, and all other governmental levies made with respect to real property and payable by owners of such property, without regard to the identity of the authority making the impost, but no other governmental imposition shall be deemed a part of the "real estate taxes" unless the system of taxation is changed with the result that the whole or a determinable part of the taxes defined above as "real estate taxes" will be replaced by a tax or taxes imposed on owners of real property with respect to that property in a form not included in the foregoing definition, or with the result that a tax in a form not included above as a part of "real estate taxes" is imposed in addition to "real estate taxes" as defined above and presently imposed on owners of real property with respect to that property. If any such change in the tax system takes place, each such alternative tax and each such additional tax (as well as any other taxes which were already considered a part of "real estate taxes" for the purposes of this Lease and which continue to be imposed) shall be considered a part of "real estate taxes" for the purposes of this Lease, subject only to the requirements that (a) such alternative or additional taxes have materially different applicability to the owners of real property, or to real property, or to the income derived from real property than they do to owners of other kinds of property, to other kinds of property or to other kinds of income, and (b) the amount includable in real estate taxes attributable to the demised premises for a tax year on account of any such alternative or additional tax shall be no greater than would be the case if the demised premises were the only property of Landlord subject to such alternative or additional tax.

      Section 5.4. Tenant's liability to Landlord under the provisions of
Section 5.2 for any tax year not falling entirely within the term shall be prorated, on the basis of a 365-day year, to reflect the portion of the tax year which falls within the term.


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      Section 5.5. Tenant shall, with respect to all payments of real estate taxes in accordance with the provisions of this Article V, provide evidence of payment of such taxes to Landlord as soon as possible following payment thereof, but in no event later than thirty (30) days thereafter.

                                   ARTICLE VI

      Section 6.1. Common Facilities Maintenance. During the entire term of this Lease and any extensions thereof, Tenant shall keep the parking areas, sidewalks, driveways, entrances, exits and other like areas (together the "Common Facilities") in a reasonably neat, clean and orderly condition. Tenant shall also keep the parking areas, driveways, entrances, exits and other like areas in reasonable repair. These obligations on the part of Tenant shall, without limiting the generality thereof, include the following:

      (i) maintaining the surfaces of the parking areas, driveways, entrances, exits and other like areas in a reasonably level and smooth condition (Landlord and Tenant recognize that the sidewalks surrounding the Demised Premises are maintained by the City of Boston and, accordingly, neither Landlord nor Tenant has the obligation to make repairs thereto);

      (ii) clearing snow, ice and debris and sweeping the sidewalks, parking areas, driveways, entrances, exits and other like areas to the extent necessary to keep said areas in a reasonably clean and orderly condition; and

      (iii) placing, keeping in repair, and replacing any necessary appropriate direction signs, markers and lines; and operating, keeping in repair and replacing when necessary such artificial lighting facilities as shall be reasonably required during the hours which the Demised Premises (or any portion thereof) may be open for business.

      Notwithstanding the foregoing, it is expressly agreed and understood that Landlord shall pay to Tenant, within fifteen (15) days following Landlord's receipt of fully executed mechanic's lien waivers and substantiating bills marked "paid", a sum not to exceed Ten Thousand ($10,000.00) Dollars as consideration for either: (i) repaving the parking areas, driveways, entrances, exits and other like areas; or (ii) filling any potholes and placing the parking areas, driveways, entrances, exits and other like areas in a reasonably level and smooth condition.

      Section 6.2. It is specifically understood and agreed that Landlord shall have no obligation or liability whatsoever in connection with the maintenance or management of the Common Facilities. Tenant, and not Landlord, shall have care, custody and control of the Demised Premises, including, without limitation, the Common Facilities, and Tenant shall manage, operate and maintain the Common Facilities or cause the same to be done on its behalf.

      Section 6.3. Liability Insurance. Throughout the term of this Lease, Tenant, at its own expense, shall maintain with respect to the Demised Premises, including without limitation, the Common Facilities, comprehensive general liability insurance with a single limit of at least $2,000,000.00 with respect to bodily injury and property damage, all in companies qualified to do business in Massachusetts. Landlord shall have the right to require Tenant to increase said coverage limit; provided however, such limit of liability shall not be increased more frequently than annually and shall be in accordance with good property


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management practice. All such liability insurance maintained by Tenant shall name Landlord as an additional named insured.

      Section 6.4. Intentionally omitted.

      Section 6.5. Tenant's Certificates. Tenant shall deliver to Landlord on or before the first day of the term [and thereafter at least thirty (30) days prior to the expiration of each such policy] a certificate of each policy of insurance required to be maintained by Tenant under the provisions of Section 6.3. No such policy of insurance shall be cancelled or changed nor shall the coverage of any such policy be reduced without at least thirty (30) days' prior written notice to Landlord, and each policy shall so provide.

                                   ARTICLE VII

      Section 7.1. Casualty Insurance. Tenant shall, throughout the term of this
Lease:

      A. Keep all buildings on the Demised Premises insured under an all-risk policy, so called, insuring against loss or damage by at least fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, and civil commotion, damage from aircraft and vehicles, and smoke damage, and such other risks and perils as Landlord may reasonably determine, in amounts at least sufficient to prevent Landlord or Tenant from becoming a coinsurer within the terms of the applicable policies and in any event equal to the full insurable value thereof;

      B. Keep all buildings on the Demised Premises insured against war risks as and when such insurance is obtainable and a state of war or national or public emergency exists in the maximum amount then available;

      C. Keep all buildings on the Demised Premises insured against loss or damage (i) from leakage of sprinkler systems, if and so long as installed in said buildings, and (ii) by explosion of steam boilers, pressure vessels or similar apparatus, each in such amount and in such form as Landlord may deem reasonable;

      The term "full insurable value" shall mean the actual replacement cost (excluding foundation and excavation costs) without deduction for physical depreciation and said "full insurable value" shall be determined from time to time at the request of either Landlord or Tenant (but not more frequently than once in every twelve (12) months' period) by an architect, contractor, appraiser, appraisal company, or one of the insurers, in any such case selected and paid by the requesting party and acceptable to Landlord and the holder of any mortgage on the Demised Premises.

      Section 7.2. Subrogation Waiver - Tenant. Each policy of insurance maintained by Tenant (whether or not required under the provisions of this Lease) with respect to Tenant's business or property therein shall include provisions by which the insurance carrier(s) [a] waive(s) all rights of subrogation against Landlord (and against all persons for whose actions Landlord may be legally responsible) on account of any loss payable under the policy and [b] agree(s) that the policy will not be invalidated because the insured (in writing and prior to the occurrence of any loss under the policy) has waived part or all of its right(s) of recovery against any party on account of any loss or damage covered by the policy, or because of the act or negligence of Tenant or anyone for whom Tenant may be legally responsible, or because of the prior agreement of the parties regarding the application of the proceeds of the insurance. If Tenant is unable to procure the inclusion of all of the provisions described in subdivisions [a] and [b] of the next-preceding


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sentence, Tenant shall name Landlord as an additional insured in the policy.

      Section 7.2.1. Waiver of Tenant's Claims. Tenant hereby waives any and all rights of recovery which it might otherwise have against Landlord, its agents, employees, contractors and all other persons for whose actions Landlord may be legally responsible, for any loss or damage to Tenant's business or property in the Demised Premises or the Building, which business or property are either required to be insured under the terms of this Lease or which Tenant, in the absence of any such requirement, elects to insure, notwithstanding that the loss or damage may result from the negligence, willful act or default under the terms of this Lease of Landlord, its agents, employees, contractors, or other persons for whose actions Landlord may be legally responsible.

      Section 7.2.2. Landlord's Waiver of Claims. Landlord hereby waives any and all rights of recovery which it might otherwise have against Tenant, its agents, employees, contractors and all other persons for whose action Tenant may be legally responsible, for any loss or damage to the Demised Premises, the Building or Landlord's business or property therein, which are covered by any policy of insurance maintained by Landlord, even though that loss or damage results from the negligence, willful act or default under the terms of this Lease of Tenant, its agents, employees, contractors or other persons for whose actions Tenant may be legally responsible.

      Section 7.2.3. Subrogation Waiver - Landlord. Landlord agrees that the insurance policies maintained by it with respect to the Demised Premises or the Building and Landlord's business and property therein, if any, shall contain provisions or endorsements substantially similar to those described in subdivisions [a] and [b] of the first sentence of Section 7.2, so that Tenant's liabilities shall be limited in the same manner as Landlord's liabilities are to be limited pursuant to the provisions of Section 7.2 and its several subsections and subdivisions.

      Section 7.3. All insurance provided for in this Article shall be effected with insurers, authorized to do business in Massachusetts under valid and enforceable policies, and such policies shall name Landlord as an additional insured, and contain a standard loss payable endorsement to a mortgagee, if any. All policies of insurance provided for in this Article shall provide (a) that such policies shall not be cancelled without at least fifteen (15) days' prior written notice to each assured named therein and to the holder of any mortgage to whom loss thereunder may be payable, and (b) that any loss shall be payable to Landlord or to the holder of any mortgage, notwithstanding any act or negligence of Tenant (or of the Landlord), in case of any loss payable to the holder of any mortgage) which might otherwise result in forfeiture of said insurance.

      Section 7.4. Insured Parties - Tenant's Insurance. Each policy of insurance maintained by Tenant with respect to the Demised Premises or the Building or its business or property, whether or not required by this Lease, shall name Landlord an additional named insured, except for insurance policies containing the endorsements provided for in Section 7.2[a] and 7.2[b]. It is understood and agreed that the designation of the additional insured parties is intended to afford to those parties the same protection against claims as is normally afforded to the insured person procuring the policy by the usual terms of the customary casualty and liability insurance policies Tenant is required to maintain or provide for under the terms of this Lease. It is not intended that any person named as insured by any such policy shall, by virtue of such designation alone, be entitled to share in any payments made under that policy, and


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(except in the event that Tenant does not restore the property covered thereby)
Landlord agrees to endorse (without recourse) and deliver to Tenant any check or draft for any payment under any such policy, which check or draft was made payable to Landlord solely by virtue of a designation as an additional insured in accordance with the requirements of this Section or of Section 7.2.

      Section 7.5. Tenant's Reports. From time to time, as Landlord may reasonably require, but not more often than annually, Tenant shall deliver to Landlord a complete and accurate list of all insurance coverage maintained by Tenant with respect to the Demised Premises, the Building, or the property or business of Tenant or Landlord, whether or not the insurance coverage is required. That list shall include for each policy (a) the policy number, (b) the name of the carrier, (c) the amount and (in detail) the type of coverage, (d) the expiration date and the date to which the premium has been paid, (e) the names of those persons designated as insured, and a reasonably detailed description of each endorsement on each policy.

      Section 7.6. Payment By Tenant. Tenant warrants to Landlord that Tenant shall pay, on or before the due date(s) thereof, the entire cost of the premiums for all of the insurance required to be maintained by Tenant pursuant to the provisions of this Article VII.

                                  ARTICLE VIII

      Section 8.1. Condition of Premises. The Demised Premises are demised to Tenant "broom clean" but in "as is" condition (subject to normal wear and tear following the date of this Lease), without warranty of fitness for use or occupation whatsoever, express or implied, Tenant expressly (i) acknowledging that it has inspected the Demised Premises to the extent desired by Tenant; and
(ii) waiving any rights it may have under any warranty which is created by statute or otherwise. Tenant agrees that Landlord shall have no obligation to perform any work of construction or repair to render the Demised Premises fit for use or occupation, or for Tenant's particular purposes or to make them acceptable to Tenant.

                                   ARTICLE IX

      Section 9.1. Use. Tenant shall have the right to use or occupy the Demised Premises for any lawful purpose or purposes. Notwithstanding the foregoing, Tenant shall not have the right to use or occupy the Demised Premises: (i) during the first lease year, as a food market; or (ii) at any time during the Lease term, as a pinball, video game, or any other form of entertainment arcade; a gambling or betting office, other than for the sale of governmentally issued lottery tickets; a massage parlor; a cinema, video store or bookstore selling, renting or exhibiting primarily material of a pornographic or adult nature; an adult entertainment bar or club; a facility offering live entertainment of any kind; a billiards parlor or pool hall; a flea market; or any purpose or business which is obnoxious or offensive because of the emission of noise, smoke, dust or odors.

      Section 9.2. Trash Removal. Throughout the term hereof, Tenant agrees to store all trash and refuse in closed containers at locations as may be agreed to by Landlord and Tenant (which agreement shall not be unreasonably withheld or delayed), and to dispose of the trash and refuse as is customary in well-run businesses of the type operated by Tenant, and to keep the Demised Premises and all appointments therein reasonably neat and clean.

      Section 9.3. Exterior Signs. Subject to applicable laws and regulations, Tenant may erect at such locations as Tenant may request and as Landlord may agree, which agreement shall not be unreasonably withheld or delayed by Landlord, exterior signs advertising only the business conducted upon the Demised Premises.

                                    ARTICLE X

      Section 10.1. Landlord's Repairs. Landlord has, and shall have, no repair or replacement obligations whatsoever under this Lease, except as provided in Section 10.2(b).

      Section 10.2(a). Tenant's Repairs. Subject to the provisions of Section 10.2(b) of this Lease, and except for reasonable wear and tear, Tenant shall, at its cost and expense, make all structural and nonstructural repairs, exterior or interior, ordinary as well as extraordinary, foreseen and well as unforeseen, reasonably required to keep the interior and exterior of the Building, the Common Facilities and lighting facilities, in good order, repair and condition. Tenant shall also keep in good order and repair the mechanical systems, utility lines, pipes and conduits which serve the Demised Premises. Tenant may be self-insured with respect to damage to glass, but shall make all repairs necessary to keep the glass whole.

      Section 10.2(b). If the Building roof, any of the structural portions of the Building shall be in need of repair to put them in good order, repair and condition (or shall require replacement because repairs are no longer effective), and the repair or replacement become necessary during the first twenty (20) years of the Lease term except in the event of: (i) the act, default or negligence of Tenant, or of its agents, invitees, licensees or contractors; or (ii) casualty or accident, then, after receipt of notice from Tenant of the necessity therefor, Landlord, and not Tenant, shall make the needed repair or replacement.

      Section 10.3. Alterations; Additions. Except for Tenant's initial work prior to its opening for business, Tenant shall not make any alterations, additions, or improvements without Landlord's prior written approval therefor in or to the Demised Premises, except for "permitted changes," which are hereby defined as improvements which do not change the perimeter of the Demised Premises, which do not involve or affect the roof or structure or any structural members of the Demised Premises. Tenant shall give Landlord prior written notice of any proposed permitted change which is anticipated by Tenant to cost more than Fifty Thousand ($50,000.00) Dollars, describing it in reasonable detail. All permitted changes and other improvements shall become a part of the realty unless Landlord requires their removal at the end of the term.

      Section 10.4. Work by Tenant. With respect to any repairs, construction, restoration, replacement or alterations performed upon the Demised Premises by Tenant during the term hereof under this Lease, Tenant agrees that:

      A. No work in connection therewith shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required, from time to time, all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction, and Landlord agrees to join in and execute the application of such permits or authorizations whenever such action is necessary;

      B. (1) All work in connection therewith shall be done promptly and in good and workmanlike manner and in compliance with the building, zoning and all laws and regulations of the municipality or other governmental subdivisions having jurisdiction, and in accordance with orders, rules and regulations of any company or association insuring the premises; the cost of any such work shall be paid when due so that the Demised Premises and Tenant's leasehold shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Demised Premises; the work shall be prosecuted with reasonable dispatch, unavoidable delays excepted; (2) Worker's compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Demised Premises, and general liability ("builder's risk") insurance (specifically covering this class of risk) naming Tenant as insured and Landlord as additional named insured for the mutual benefit of Landlord and Tenant, and also, if Landlord so requires, for the benefit of any holder of any first mortgage, with a single limit not less than One Million ($1,000,000.00) Dollars for bodily injury and for property damage, shall be maintained by Tenant at Tenant's cost and expense at all times when any substantial work is in process. The general liability insurance provided for in this subsection may be effected by an appropriate endorsement, if obtainable, upon the insurance referred to in Section.6.3. All such insurance shall be effected with insurers authorized to do business in Massachusetts, and all policies or certificates therefor issued by the respective insurers shall be delivered to Landlord endorsed "premium paid" by the company or agency issuing the same or with other evidence of payment of the premiums satisfactory to Landlord, and further provide that such policy may not be cancelled or changed without at least ten
            (10) days' prior notice in writing to Landlord.

      Section 10.5. Tenant shall not suffer or permit any mechanics' liens to be filed or exist against the fee of the Demised Premises nor against Tenant's leasehold interest by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone holding the Demised Premises or any part thereof through or under Tenant. If any such mechanics lien shall at any time be filed or arise against the Demised Premises, Tenant shall, within thirty (30) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such mechanics' lien by the lienor and to pay the amount of the judgment for and in favor of the lienor with interest, costs and allowances. Any amount paid by Landlord for any of the aforesaid purposes with interest thereon at the rate of two (2) points greater than the then prime rate of the Bank of Boston from the date of payment shall be repaid by Tenant to Landlord on demand, and if unpaid may be treated as additional rent as provided hereunder. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of the Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of or to the Demised Premises or any part thereof, nor as giving Tenant a right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanics liens against the fee of the Demised Premises.

      Section 10.6. All non-removable improvements and alterations and all building service equipment made or installed by or on behalf of Tenant (but not trade fixtures and equipment) shall immediately upon completion or installation thereof be subject to this Lease and, upon the expiration or earlier termination thereof, become the property of Landlord without payment therefor by Landlord.

                                   ARTICLE XI

      Section 11.1. Rent Payments. Tenant shall pay the Minimum Rent and all other charges payable by it hereunder, without deduction or set-off of any kind except as may be specifically set forth herein, at the times and in the manner provided herein to Landlord at 540 Gallivan Boulevard, Dorchester, Massachusetts 02124 or to such other address as Landlord may direct.

      Section 11.2. Utilities. Tenant shall pay for all utility service charges as well as all sewer, fire-pipe, water, water stand-by and other charges which are attributable to the Demised Premises, without regard to the standards by which the charges are measured, except to the extent any such charge is included as part of the "real estate taxes" on the Demised Premises. From and after the delivery of the Demised Premises to Tenant, Tenant shall be responsible for maintaining sufficient heat in the Demised Premises to preclude the freezing of water in the pipes and fixtures.

      Section 11.3. Condition of Premises. Tenant shall keep and maintain the interior of the Demised Premises and the show windows in neat and clean condition. Tenant shall keep the Demised Premises equipped with all safety appliances which, because of Tenant's use, may be required by any governmental authority, and Tenant shall keep the drains empty and clean. Tenant shall comply with the orders and regulations of all governmental authorities having jurisdiction and conform to all rules and regulations of the local Board of Fire Underwriters and similar bodies. Tenant shall install all fire-fighting and fire-prevention equipment required by any such authority, Board or body. Tenant shall procure and keep in good standing any licenses and permits required for any use made of the Demised Premises. Tenant shall, at Tenant's sole cost and expense, comply with all of the requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to the Demised Premises and shall faithfully observe in the Demised Premises all municipal and county ordinances and state and federal statutes now in force or which may hereafter be in force.

      Section 11.3.1. Yield Up. At the end of the term, Tenant shall peaceably yield up to Landlord the Demised Premises and all alterations, additions and changes made to or upon the same in good order, repair and condition in all respects, except for damage resulting from fire, casualty, taking by eminent domain, or act of or pursuant to public authority, and reasonable wear and tear.

      Section 11.3.2. Tenant's Fixtures. All counters, shelving and other equipment and all other trade fixtures installed by or at the expense of Tenant and all erections, additions and/or improvements not affixed to the Building and not used in the operation of the Building, made to, in or on the Demised Premises by and at the expense of Tenant and susceptible of being removed from the Demised Premises or the Building without damaging in any manner the structure of such Building, shall remain the property of Tenant and Tenant shall (unless authorized by Landlord to abandon the same) remove the same or any part thereof at any time or times during the term hereof, provided that Tenant, at its sole cost and expense, shall make all repairs occasioned by such removal. Notwithstanding the foregoing provisions of this Section, however, Landlord shall have the right to dispose of Tenant's goods and effects in the manner set forth in Section
13.4.

      Section 11.3.3. Landlord's Fixtures. Notwithstanding' anything in Section
11.3.2 contained, the following fixtures shall be and remain the property of Landlord as part of the Demised Premises: HVAC systems; boiler system; light fixtures; and any other equipment affixed to the Building and parking areas which is necessary to the physical operation of the Demised Premises. Landlord's fixtures shall not be deemed to include Tenant's (or any subtenant's) trade fixtures and equipment.

      Section 11.4. Improper Use. Tenant shall not conduct any auction sale or "going out of business" sale on the Demised Premises unless it is, in fact, going out of business; nor injure, overload, or deface the Demised Premises; nor make any use thereof which is improper, offensive or contrary to any law or ordinance; or any act or thing which shall constitute a nuisance or which may make void or voidable any insurance covering the Demised Premises; nor cause or permit the emission of any noise or odor from the Demised Premises by the operation of any instrument, apparatus or equipment thereon.

      Section 11.4.1. If Tenant violates the prohibition against auction sales or going out of business sales or any of the prohibitions against any of the several forms of objectionable behavior referred to in Section 11.4, (including, without limitation, the emission of noise or objectionable odors), or if Tenant shall fail to terminate the objectionable behavior immediately upon Landlord's notice to do so, Landlord shall be entitled, then or at any time thereafter, to pursue the remedies provided in Article XIII for a Condition of Default.

      Section 11.5. Intentionally omitted.

      Section 11.6. Landlord's Entry. Tenant shall permit Landlord to examine the Demised Premises at reasonable times and to show the same to prospective purchasers, lenders, tenants and occupants. Landlord may also enter the Demised Premises, without charge, to make such repairs, improvements, alterations or additions as may be necessary in order to comply with the requirements imposed on Landlord by this Lease, if any, or by any public authority having jurisdiction of the premises, and to facilitate making repairs required of Tenant which Tenant has failed to make promptly, and to exercise any of Landlord's rights under this Lease, and for any of such purposes Landlord shall have the right to use or occupy without charge such portion of the Demised Premises as may be reasonably necessary therefor. Landlord shall not, in the course of any such entry, unreasonably interfere with the conduct of business in the Demised Premises. In exercising its rights set forth in this Section 11.6, it is expressly agreed and understood that (except in the event of an emergency) Landlord shall provide forty-eight (48) hours' prior notice to Tenant and, for so long as Tenant uses the Demised Premises for the operation of a bank facility, shall comply with Tenant's security requirements.

      Section 11.7. Tenant's Property and Leasehold Improvements. Tenant covenants and agrees that all personal property and leasehold improvements of Tenant (and of those claiming under Tenant), which is on the Demised Premises shall be so at Tenant's sole risk, and Landlord shall not be liable for any damage thereto unless caused by the act, negligence, or default under this Lease by Landlord or its agents, licensees or contractors. Without limiting the foregoing, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of other persons, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or to its or their property, from the bursting, stopping, leaking or breaking of electric cables or wires, or water, gas, sewer or steam pipes or other utility lines, fixtures, facilities or components.

      Section 11.8. Tenant's Indemnity. Subject to any limitation imposed by law and excepting any loss or damage caused by the act, negligence or default under this Lease by Landlord or its agents, licenses or contractors, Tenant covenants and agrees to defend Landlord and to save Landlord harmless and indemnified from and against any and all claims, actions, loss, damages, liability and expense in connection with loss of life, personal injury and damage to property, whether arising out of or resulting from any occurrence in the Demised Premises, or out of or from the occupancy or use by Tenant (or anyone claiming under or through Tenant) of the Demised Premises or any part thereof, or out of or from any work undertaken by Tenant (or on Tenant's direct or indirect authority) under this Lease, or out of or from any occurrence elsewhere which is occasioned wholly or partly by or which is in any way connected with (a) any failure to perform any obligation imposed on Tenant by this Lease or any breach of any such obligation, or (b) any act, neglect, or omission of Tenant, its agents, contractors, employees, licensees or concessionaires, or of any other person occupying space in the Demised Premises; and from and against all costs, expenses and liabilities incurred in connection with any claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord or against the holder of any first mortgage covering the Demised Premises by reason of any such claim, Tenant upon notice from Landlord or such holder covenants to resist or defend such action or proceeding, and to employ counsel selected by the insurance companies carrying the risk, or other counsel reasonably satisfactory to Landlord.

      Section 11.9.1. Assignment. Tenant shall have the right to assign this Lease in accordance with the requirements of Section 11.10.

      Section 11.9.2. Tenant shall have the right to sublet the whole or any part of the Demised Premises; provided that, as a condition thereto, Tenant shall notify Landlord, promptly upon receipt of a written request therefor, of the identity of all such subtenants within the Demised Premises. Notwithstanding any assignment or subletting, in any event, Tenant shall remain primarily liable on this Lease, and not as a guarantor or surety.

      Section 11.10. Tenant shall send to Landlord a notice of assignment which shall contain (i) the identity and address of the proposed assignee and of any proposed guarantor, and (ii) a detailed description of the use of the Demised Premises to be made by the proposed assignee.

      Section 11.11. Tenant acknowledges and agrees that, in any event, each assignee of Tenant shall be required to execute an assignment, assumption and attornment instrument reasonably satisfactory to Landlord.

                                   ARTICLE XII

      Section 12.1. Insurance. The casualty insurance which Tenant is required to maintain hereunder is set forth in Article VII.

      Section 12.2. Termination Rights; Fire. Tenant shall have the right to terminate this Lease, if the Building is destroyed or damaged by fire or other insured casualty to the extent of at least twenty five (25%) percent or fifteen (15%) percent of the total cost of replacing it, during the second-last or last year, respectively, of the original term or of an extension period. Such termination right under this Section shall be exercised by written notice to the Landlord received within thirty (30) days after the occurrence of the destruction or damage. Any termination notice sent by Tenant shall take effect thirty (30) days after mailing thereof.

      Section 12.3(a). Taking. If, after the execution of this Lease, the whole of the Demised Premises, or the whole (or an undetermined portion) of the remainder of the original term or of the then current extension period is taken by eminent domain by any public, quasi public or private authority, or is otherwise appropriated (without a formal taking) pursuant to public authority, this Lease shall terminate on the date Landlord is divested of its title to the Demised Premises, or the date Tenant is divested of the lessee interest herein.

      Section 12.3(b). If, as the direct or indirect result of any such taking by eminent domain or any act of or pursuant to public authority, any of the conditions described below shall come into existence after the execution of this Lease, Tenant shall have the right to terminate this Lease by written notice to Landlord, as provided below. Such termination shall take effect as of the date on which the event giving rise to the termination right occurred.

      (i) The aggregate of all reductions in the ground floor of the Building resulting from all such takings and acts equals or exceeds fifteen (15%) percent of the original ground floor area of the Building;

      (ii) The aggregate of all reductions in the paved parking areas of the Demised Premises resulting from all such takings and acts equals or exceeds forty (40%) percent of the original capacity thereof, measured by the number of parking stalls.

      Section 12.3(c). Notices. The termination right under Section 12.3(b) shall be exercised by written notice to Landlord received within thirty (30) days after date of the relevant taking.

      Section 12.4. Restoration. If the Building or the parking areas shall be damaged or destroyed by fire or other casualty or damaged, destroyed or appropriated by any such taking or act, and if this Lease is not terminated by or because of such damage, destruction or appropriation, Tenant, within sixty
(60) days after the occurrence of such damage, destruction or appropriation shall commence to repair and restore the Building and the parking areas (or so much as shall remain thereof in the case of any such appropriation). Tenant shall diligently prosecute the work of repair and restoration, in a good and workmanlike manner, using good materials to its completion.

      Section 12.5. No Rent Abatement. If the Demised Premises are taken, damaged or destroyed by a taking by eminent domain or by act of or pursuant to public authority and if, as the result of such taking, damage, destruction, the Demised Premises are rendered wholly or partly untenantable, then, in any such case, the Minimum Rent and all items of Additional Rent payable by Tenant to Landlord shall not abate.

      Section 12.6. Taking Damages. Landlord reserves, and Tenant hereby assigns to Landlord, all rights to any award or compensation accruing on account of any damage, destruction or other "adverse effect" (which latter term shall include both the termination and the appropriation of intangible rights, such as easements, as well as other forms of limitation adversely affecting the interests of any party) suffered by the leasehold hereby created, the Demised Premises, the Building or any improvement or appurtenance in, on or to any of these as a result of any act of, or pursuant to, public authority. Tenant shall execute and deliver to Landlord such confirmatory instruments of this assignment as Landlord may from time to time request.

      Section 12.7. The foregoing reservation and assignment do not include any award payable to Tenant for physical damage to or appropriation of Tenant's tangible personal property or for moving expenses, on condition, however, that such award shall be payable to Tenant by the taking authority and not by Landlord, and on the further condition that no award to Tenant shall result in any reduction in the amount recoverable from the taking authority by Landlord, or by the holder of any mortgage.

      Section 12.8. In the event of any termination of this Lease as the result of the provisions of this Article XII, Tenant shall assign to Landlord the proceeds of all insurance coverages maintained by Tenant therefor and shall, within fifteen (15) days following Tenant's notification to Landlord of its election to terminate the Lease, pay to Landlord the sum of all so-called "deductibles" which are part of any such policy maintained by Tenant. In the event of any termination of this Lease as the result of the provisions of this
Article XII, the parties, effective as of such termination, shall be released, each to the other, from all liability and obligations thereafter arising under this Lease.

                                  ARTICLE XIII

      Section 13.1. Each of the following contingencies shall be a Condition of
Default:

      Section 13.1.1. Condition of Default. If (i) Tenant shall neglect or fail to pay any rent or other charge due and payable by Tenant, and such neglect or failure shall continue for a period of ten (10) days after receipt by Tenant of written notice of such neglect or failure, subject to the provisions of Section 3.2.1; or (ii) Tenant shall neglect or fail to perform or observe any other terms, provisions, conditions or covenants herein contained and on Tenant's part to be performed or observed, and if (a) such neglect or failure shall continue for a period of thirty (30) days after receipt by Tenant of written notice of such neglect or failure; or if (b) more than thirty (30) days are required to cure such default (because of the nature of the default and of the necessary cure), and Tenant fails, or, having begun to cure such default within the thirty (30) day period, Tenant thereafter does not diligently and continuously proceed to cure the default to completion; or

      Section 13.1.2. If the estate hereby created shall be taken on execution or by other process of law; or

      Section 13.1.3. If Tenant or any person or legal entity occupying the Demised Premises through or under Tenant (save and except Tenant's subtenants or concessionaires) shall commit an act of bankruptcy or be declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of any of them, for the benefit of creditors, or if any proceedings, including without limitation, proceedings for reorganization or for an arrangement with creditors, shall be commenced under any bankruptcy or insolvency law by or against Tenant or any person or legal entity occupying the Demised Premises through or under Tenant, (save and except Tenant's subtenants and concessionaires) and the same shall not be discharged within ninety (90) days of its filing; or

      Section 13.1.4. Except in the event that Tenant is operating a banking facility in the Demised Premises and a regulatory order is issued by a governmental authority having jurisdiction therefor, if a receiver, guardian, conservator, trustee, assignee or any other or similar officer or person shall be appointed to take charge of all or substantially all of Tenant's property or the property of any person or legal entity occupying the Demised Premises through or under Tenant (save and except Tenant's subtenants or concessionaires); or

      Section 13.1.5. If any court shall enter an order with respect to Tenant or with respect to any person or legal entity occupying the Demised Premises through or under Tenant (save and except Tenant's subtenants and concessionaires) providing for the modification or alteration of the rights of creditors.

      Section 13.2. Landlord's Remedies. In the event any Condition of Default shall occur (notwithstanding any waiver, license or indulgence granted by Landlord with respect to the same or any other Condition of Default in any former instance) Landlord, then or at any time thereafter, but prior to the removal of such Condition of Default, if the Condition of Default is susceptible of being cured, shall have the right at its sole election, either

      Section 13.2.1. (Termination). to terminate this Lease by written notice to Tenant, which shall take effect on the date of Tenant's receipt of said notice or on any later date (on or prior to the expiration of the then-current portion of the term) specified in Landlord's termination notice; or

      Section 13.2.2. (Possession). to enter upon and take possession of the Demised Premises (or any part thereof in the name of the whole) without demand or notice, and repossess the same as of the Landlord's former estate, expelling Tenant and those claiming under Tenant (except to the extent as Landlord may have otherwise agreed pursuant to the terms of
      Section 11.11 above), without being deemed guilty of any manner of trespass and without prejudice to any remedy for arrears of rent or preceding breach of covenant.

      Section 13.2.3. Landlord's repossession of the Demised Premises under
      Section 13.2.2 shall not be construed to effect a termination of this Lease, unless Landlord sends Tenant a written notice of termination under
      Section 13.2.1.

      Section 13.3. Reletting. Landlord shall make reasonable efforts (whether or not this Lease shall be terminated pursuant to Section 13.2.2) to relet the Demised Premises or any part thereof for such period or periods (which may extend beyond the term of this Lease) and at such rent or rents and upon such other terms and conditions as Landlord may deem advisable, and in connection with any such reletting, Landlord may make or cause to be made such additions, alterations and improvements to the Demised Premises as Landlord shall deem advisable.

      Section 13.4. Removal of Goods. If Landlord shall terminate this Lease or take possession of the Demised Premises, Tenant, and those claiming under Tenant, shall forthwith remove their goods and effects from the Demised Premises. If Tenant or any other claimant shall fail to effect such removal forthwith, Landlord may, without liability to Tenant or to those claiming under Tenant, remove such goods and effects and may store the same for the account of Tenant or of the owner thereof in any place selected by Landlord or, at Landlord's election, Landlord may sell the same at public auction or private sale on such terms and conditions as to price, payment and otherwise as Landlord, in its sole judgment, may deem advisable. Tenant shall be responsible for all costs of removal, storage and sale, and Landlord shall have the right to reimburse itself from the proceeds of any such sale for all such costs paid or incurred by

Landlord. If any surplus sale proceeds shall remain after such reimbursement Landlord may deduct from such surplus any other sum due to Landlord hereunder and shall pay over to Tenant the remaining balance of such surplus sale proceeds if any.

      Section 13.5. No termination or repossession provided above shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such termination or repossession. In the event of any such termination or repossession, Tenant shall pay Landlord, in advance, on the first day of each month (and pro rata for the fraction of any month) for what would have been the entire balance of the term of this Lease (or the current extension period) one-twelfth (1/12th) of the annual rental for the Demised Premises, as defined in Section 13.5.1, after applying the proceeds (if any) of the reletting of the Demised Premises which remain after deducting Landlord's expenses in connection with such reletting, termination or repossession. Such expenses shall include, without limitation, removal, storage and attorneys' and brokers' fees.

      Section 13.5.1. The annual rental for the Demised Premises shall be the total of (i) the Minimum Rent, and all other charges payable by Tenant (whether or not to Landlord) for the portion of the term immediately preceding such termination or repossession; and (ii) the cost of heating the Demised Premises to prevent the freezing of pipes, while the Demised Premises remain vacant,
(iii) any increase in the premiums payable by Landlord for any insurance coverage maintained with respect to the Demised Premises, while the Demised Premises remain vacant, if the increases are attributable to the vacancy of the Demised Premises and which would have been required of Tenant under the Lease if the Lease had not been terminated, and (iv) the cost of any repairs to the Demised Premises, which, notwithstanding they become necessary because of the acts of some other person(s) would not have become necessary if the Demised Premises had not been vacant.

      Section 13.6. At any time after any such termination or repossession, whether or not Landlord has collected any current damages, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as liquidated final damages in lieu of all accrued, unpaid current damages and all current damages accruing beyond the date of the demand (or, if earlier, the date to which Tenant shall have paid current damages) a sum equal to the amount by which the annual rent (as defined in Section 13.5.1) payable from the date of such demand for what would have been the balance of the term shall exceed the fair net rental value of the Demised Premises for the same period, determined as of the beginning of that period.

      Section 13.7. Not more than seven (7) days after receipt of Landlord's bill therefor, Tenant shall pay Landlord all actual costs and expenses (including, without limitation, reasonable amounts for attorneys' fees) incurred by Landlord in enforcing Tenant's obligations or Landlord's rights under this Lease.

                                   ARTICLE XIV

      Section 14.1. Miscellaneous - Landlord Self-Help. If Tenant shall default in the performance of any obligation imposed on it by this Lease and shall not cure such default within the applicable time period set forth in Section 13.1.1, Landlord, without waiving or prejudicing any other right or remedy Landlord may have, shall have the right at any time thereafter to cure such default for the account of Tenant, and Tenant shall forthwith reimburse Landlord for any amount paid and any expense or contractual liability so incurred. Tenant's failure to reimburse Landlord shall be deemed a failure to pay the minimum rent.

      Section 14.1.1. If it shall be necessary to do so to protect the real estate or Landlord's interest therein, or to prevent injury to persons or damage to property, Landlord may cure a default by Tenant, as provided in Section 14.1, before the expiration of the waiting period but only after written notice to Tenant. If Tenant's defaulted obligation under this Lease consists of a payment of money to a person or legal entity other than Landlord (e.g., an insurance premium), Landlord may cure the default under this Section 14.1.1.

      Section 14.1.2. Tenant Self-Help. If Landlord shall neglect or fail to perform or observe any of the terms, provisions, conditions or covenants herein contained and on Landlord's part to be performed or observed, and if such neglect or failure shall continue for a period of thirty (30) days after receipt by Landlord of written notice of such neglect or failure, or if more than thirty
(30) days are required to cure such default (because of the nature of the default and of the necessary cure), and Landlord fails, within such thirty (30) day period to begin to cure the default or, having begun to cure such default within the thirty (30) day period, Landlord thereafter is not diligently and continuously proceeding to cure the default to completion, Tenant shall have the right to exercise self-help in order to cure such default. Landlord shall reimburse Tenant for the reasonable cost of such cure, within thirty (30) days following Landlord's receipt of fully executed mechanics' lien waivers and bills marked "paid". In the event that Landlord does not reimburse Tenant in accordance with the terms and provisions of the preceding sentence, interest shall accrue, from the date of Tenant's presentation to Landlord of such fully executed mechanics' lien waivers and receipted bills, at the interest rate set forth in Section 3.2.1 of this Lease. In the event that Landlord has not reimbursed Tenant within sixty (60) days following Tenant's presentation to Landlord of fully executed mechanics' lien waivers and receipted bills, Tenant shall have the right to deduct such reasonable costs of cure from payment(s) of Minimum Rent until such sum has been fully recouped.

      Section 14.2. Mortgages, Overleases. This Lease shall be subordinate to any future mortgage or other pledge of the Demised Premises to which Landlord's interest in the Demised Premises is subordinated and to any overlease by or under which Landlord holds its interest therein which is, as a matter of record, superior to the lien of this Lease provided that, Landlord obtains for Tenant a "mortgagee's nondisturbance agreement," so-called, to be executed by Tenant and the holder of such mortgage. Such nondisturbance agreement shall be in a form as Tenant shall approve, which approval shall not be unreasonably withheld or delayed. Subsequent to Tenant and such holder executing such agreement, then, in the event such mortgage shall be foreclosed, this Lease shall not terminate, but shall continue in force in accordance with its terms and in accordance with the terms of such non-disturbance agreement.

      Section 14.2.1. The provisions of Section 14.2 shall be self-operative, but Tenant hereby designates Landlord as Tenant's attorney-in-fact irrevocable to execute and deliver such confirmatory instruments of subordination as any mortgagee or overlessor of the Building require, as well as any instrument of attornment providing for the continued efficacy of this Lease notwithstanding the foreclosure of any such mortgage or the termination of any such overlease.

      Section 14.2.2. Offset Statements. Within ten (10) days after receipt of Landlord's written request therefor, Tenant shall execute and deliver to any such mortgagee a statement acknowledging (if such be the case) that Landlord's obligations hereunder have been fully performed to the date of such statement (or, alternatively, specifying those matters as to which Tenant claims Landlord is in default) and stating, also, the date or dates to which (or the periods with respect to which) the payments required of Tenant hereunder have been made.

      Section 14.3. Waiver. Neither Landlord's nor Tenant's failure to complain of any act or omission on the part of the other, or to complain of any deficiency in any payment or performance (however long the same may continue) nor the payment or acceptance of all or a part of the rent (nor the performance, either complete or partial, or acceptance of performance, either complete or partial of any other obligation), regardless of any accompanying statement, assertion or qualification at the time the payment or performance is tendered, shall never be deemed to waive or to preclude the exercise of any of its rights hereunder. No waiver shall be effective except by written instrument describing the waiver explicitly and signed by such party. No waiver of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action shall require consent or approval, the grant of such consent or approval on any one occasion shall not be deemed a consent to or approval of any other action on the same occasion or the grant of such consent or approval of the same or any other action on any subsequent occasion. Each right and remedy under this Lease or by operation of law shall be distinct and separate from every other right and remedy; all such rights and remedies shall be cumulative, and none of them shall be deemed inconsistent with or exclusive of any other, whether or not exercised; and any two or more or all such rights and remedies may be exercised at the same time or successively.

      Section 14.4(a). Notices. Any notice hereunder shall be in writing and may be served in any lawful manner selected by the notifying party but it is agreed that a written notice, mailed by registered or certified mail in accordance with the requirements of the United States Postal Service and directed to the party to be notified at the address most recently furnished by that party to the party sending the notice ("an incontestable notice") shall be conclusively deemed to have been served. An incontestable notice shall be deemed conclusively to have been delivered on the Postal Service's delivery date, shown on the certified or registered mail return receipt for such notice, except that if any such notice is returned to the sender by the Postal Service for any reason, the incontestable notice shall nevertheless be deemed conclusively to have been delivered on the earliest date on which delivery by the Postal Service was attempted, as indicated by the Postal Service endorsement on the cover of the returned notice. Any incontestable notice sent by registered mail shall be deemed conclusively to have been mailed on the mailing date endorsed on the mailing receipt furnished to the notifying party by the Postal Service. During the period of any postal strike or other interference with the mails, commercial delivery such as Federal Express shall be substituted for registered or certified mail. Except for a written notice specifically declared to take effect on its dispatch by the lease provision requiring or permitting the notice, every written notice hereunder shall take effect when delivered.

Tenant agrees to give any mortgagee of the Demised Premises a duplicate notice of any letter to Landlord alleging a default by Landlord under this Lease and Tenant agrees that such mortgagee shall thereafter have thirty (30) days to correct or cure such default, as well as Landlord, either such performance to be accepted by Tenant or in the event that such cure cannot be completed within such thirty (30) day period, such reasonable period of time as is required to diligently prosecute such cure to its completion.

      Section 14.4(b). Addresses. Initially, notices for the parties shall be directed to them at their respective addresses, stated at the beginning of this Lease. Any change in the address(es) to which notices for a party shall be sent shall be effected by written notice from that party to the other. Written notice sent to Tenant at the Demised Premises shall conclusively be deemed to have been sent to Tenant's most current address for notices. Each party may, by written notice, require that additional copies [but not more than two (2)] of each notice directed to it be sent to the address(ees) at the address(es) designated in the requesting party's notice.

      Section 14.5. Quiet Enjoyment. If Tenant shall pay the Minimum Rent and all Additional Rent and other charges reserved and imposed by the terms of this Lease and shall fully and promptly discharge all of the other obligations imposed on Tenant by the terms of this Lease (whether requiring Tenant to act or to refrain from doing so), then Tenant shall peaceably and quietly have, hold, occupy and enjoy the Demised Premises during the term without hindrance or ejection by Landlord or by any person lawfully claiming under Landlord, subject only to the provisions of applicable law and to the terms of this Lease.

      Section 14.6. Delays. In any case where either party hereto is required to do any act, the date (or the period) by (or in which) the act is to be performed shall be postponed (or enlarged) by a period equal to any delay caused by or resulting from Act of God; war, civil commotion; fire or other casualty; weather, labor difficulties, shortages of labor, materials, fuel, electricity (or other relevant form of energy) or equipment; or resulting from government regulations or other causes (not including financial inability to perform) beyond such party's reasonable control, whether such date (or time period) be designated specifically (e.g. "July 4, 1986"; "within 120 days after such filing") or described as (or with reference to) a "reasonable time."

      Section 14.7(a). "Tenant" Defined, Successors. The term "Named Tenant" (as well as the term "Tenant") and the pronouns referring thereto shall mean the party (or parties) named originally in this Lease as such. When the context permits or requires it, the term "Tenant" shall also mean any party or parties succeeding by operation of law to the interest of the Named Tenant, any assignee of Tenant, and any party or parties responsible for Tenant's obligations under this Lease by operation of the provisions of Section 11.11 or otherwise. If there is more than one party named (or responsible) as Tenant at any time, the covenants of Tenant shall be the joint and several obligations of each of those parties, and if Tenant is a partnership, the covenants of Tenant shall be the joint and several obligations of each of the partners and the obligations of the firm.

      Section 14.7(b). If the Named Tenant or any of its successors is a group or combination (such as, for example, a group of tenants in common), rather than a single person or a single corporation, the covenants and liabilities of Tenant may be enforced against the group or corporation, in a proceeding brought against one or more of the members of the group or combination, with the same effect as if each member had been made a party thereto and duly served with process.

      Section 14.7(c). Except as expressly otherwise provided by any provision of this Lease, the terms and provisions of this Lease shall be binding upon and inure to the benefit of the heirs, devisees, personal representatives, successors and assigns, respectively, of the Landlord and Tenant.

      Section 14.8. Limitation of Landlord's Liability. If at any time during the term of this Lease, the Landlord's interest hereunder shall be held by anyone acting in a fiduciary capacity, then notwithstanding any other provision of this Lease, the Landlord's obligations hereunder shall not be binding upon such fiduciary individually or upon any beneficiary or shareholder for whom such fiduciary acts, but only upon such fiduciary in that capacity and upon the trust estate.

      Section 14.8.1. The covenants of Landlord contained in this Lease shall be binding upon each party holding the Landlord's interest herein only with respect to breaches occurring during the time of that party's ownership of the Landlord's interest hereunder. In addition, Tenant specifically agrees to look solely to Landlord's interest in the Demised Premises for the satisfaction of any claim or judgment against Landlord, it being specifically agreed that neither the Landlord nor anyone claiming under the Landlord shall ever be personally liable for any such judgment. The provisions contained in the foregoing sentence are not intended to limit any right that the Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successor in interest, or to prevent Tenant from taking or prosecuting any other action which does not result in the personal liability of any person holding the Landlord's interest in this Lease to respond in monetary damages in excess of the value of that person's interest in the Demised Premises. It is further understood and agreed that with respect to any services to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing by strike or lockout, by equipment breakdown, by accident, by order or regulation of or by any governmental authority, by failure (for any cause) of supply, supplies, parts, or labor necessary to furnish such services, by war or other public emergency, by any cause beyond the Landlord's reasonable control, by any cause due to any act or neglect of the Tenant or its servants, agents, employees, or licensees or due to any act or neglect of any person claiming by, through or under the Tenant, or by the termination for any reason of Landlord's occupancy of the premises from which the services is being supplied by Landlord; and in no event shall the Landlord ever be liable to Tenant for any indirect or consequential damages.

      Section 14.9. Brokers. Tenant warrants and represents to Landlord, upon which warranty and representation Landlord has relied in the execution of this Lease, that Tenant has had no dealings of any kind with any broker in connection with the Demised Premises, or in connection with the transaction represented by this Lease. Tenant shall indemnify and save Landlord harmless from and against any and all claims, loss, cost, damage and expense (including reasonable amounts for attorneys' fees) arising out of or in connection with the claim of any person or legal entity, for any fee, commission or payment on account of any interest in the Demised Premises on account of this Lease or the transaction represented hereby.

      Section 14.10. Assignment by Landlord. If Landlord assigns Landlord's interest in this Lease or the rents payable hereunder (conditionally or otherwise) to the holder of a mortgage or deed of trust of the Demised Premises, Tenant agrees that neither the assignment by Landlord nor the acceptance thereof by such holder shall be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall (a) specifically elect to do so by written notice sent to Tenant, or (b) take possession of the Demised Premises, with or without the foreclosure of such holder's mortgage or deed of trust.

      Section 14.10.1. Tenant shall execute such instruments as may be required to assure such holder that without the written consent of such holder (i) no rent or other charge shall be prepaid hereunder other than in accordance with the express provisions of this Lease, (ii) no modification shall be made in the provisions of this Lease nor shall the term be extended or renewed, except as provided herein, (iii) this Lease shall not be terminated except as provided herein nor shall Tenant tender or effect a surrender of the Lease except incident to a termination provided for herein, and (iv) this Lease shall not be subordinated to any lien subordinate to such first mortgage.

      Section 14.11. Every provision of this Lease obligating Tenant shall be construed to be both a covenant and a condition.

      Section 14.12. The rights of the parties are governed by the terms of this Lease which is to be interpreted in accordance with Federal law (where applicable), and in accordance with the laws of the Commonwealth of Massachusetts with respect to all other provisions.

      Section 14.13. If Tenant continues in occupancy of the Demised Premises after the end of the term, such occupancy shall be deemed a tenancy at sufferance, terminable at Landlord's election without notice to Tenant or anyone claiming under Tenant, whether or not Landlord receives any payments for use and occupancy of the Demised Premises during such tenancy. Tenant's liability for such use and occupancy after the term of this Lease ends shall be calculated:
(i) for the first sixty (60) days after the end of the lease term, at one hundred twenty-five (125%) percent of the rate payable by Tenant hereunder immediately prior to the end of the term; and (ii) after sixty (60) days following the end of the lease term, at double the rate payable by Tenant hereunder immediately prior to the end of the term. Tenant shall pay any amount due under this Section within five (5) days after receipt of Landlord's bill therefor.

      Section 14.14. The term "person," except when qualified in some limiting way (as in the phrase "natural person") shall mean and include not only all natural persons but all other "legal entities," such as corporations and partnerships, which are or may be recognized by law as acceptable organizational forms for use in operating a business or conducting any other lawful activity, whether private, governmental or mixed.

      Section 14.15. The terms "business day" and "business days" shall not include or refer to Saturday, Sunday or any "legal holiday," which latter term shall mean and include those days for which employees who are paid on an hourly basis are entitled to receive premium pay from their employers, by operation of the laws of the United States or of the state in which the Demised Premises are located.

      Section 14.16. Any pronoun shall be read in the singular or plural number and in such gender as the context may require.

      Section 14.17. If any restrictive provision set forth (or incorporated by adoption or reference) in this Lease shall be deemed, by a court of competent jurisdiction, to be excessive in scope, duration or geographic extent, the provision shall be effective to such extent, for such period of time and over such geographic area as such court, after evidentiary hearing, shall deem is reasonable. If any other provision of this Lease shall be determined to be void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not thereby be affected.

      Section 14.18. Any reference made in this Lease to an Article, Section, subsection or other type of subdivision of this Lease shall be construed as a reference to the entire Article (including all of its Sections, sections and other subdivisions) to the entire Section (including all of its subsections and other subdivisions) or to the entire subdivision (including all of its further subdivisions), as the case may be, and shall be construed as a reference to any appendix provision or Exhibit which complements, supplements or modifies the provision referred to.

      Section 14.19. The parties acknowledge that in the course of negotiating this Lease their respective representatives have gradually reached preliminary agreement on the several terms set forth in this instrument. The parties acknowledge and agree that at all times they have intended that none of such preliminary agreements (either singly or in combination) shall be binding on either party, and that they shall be bound to each other only by a single, formal, comprehensive document containing all of the agreements of the parties, in final form, which has been executed by a duly authorized officer of Landlord and by Tenant or a duly authorized representative of Tenant. The parties acknowledge that none of the prior oral and written agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this Lease shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this Lease. The submission of this instrument for examination does not constitute a reservation of or option for the Demised Premises but shall become effective as a lease only upon said execution and delivery by both Landlord and Tenant.

      Section 14.20. Any schedule, exhibit, table of contents, index or appendix attached to this Lease shall be deemed a part of the Lease.

      Section 14.21. Right of First Refusal to Purchase. Should Landlord at any time during the term of this Lease or any extension, receive an offer to purchase the Demised Premises, the entire building or any part of the building (collectively referred to as the Subject Property) and Landlord decides to accept such offer, or should Landlord during any such time make an offer to sell the Subject Property, Landlord shall give Tenant thirty (30) days notice in writing of such offer. Tenant shall then have the first option to purchase the Subject Property by giving written notice to Landlord of its intention to purchase within such thirty (30) day period at the same price and on the same terms as any such offer. In the event that Tenant does not elect to purchase the Subject Property in accordance with such offer, Landlord shall have the right to sell the Subject Property, in accordance with terms materially similar to such offer, at any time within which six (6) months following the date of Landlord's receipt of Tenant's rejection of such offer. In the event that Landlord shall not consummate such sale in accordance with the provisions of the preceding sentence, then the provisions of this Section 14.21 shall continue in force and effect.

      Section 14.22. Hazardous Substances. Tenant shall not cause or permit the release of any hazardous substance/material or oil into the septic, sewage or other waste disposal system serving the Demised Premises and/or the Building, nor cause or permit the use, generation, release, disposal or storage of any hazardous substance/material or oil (except only the use and storage of fuel oil used for heating the Building, provided the same is used and stored in compliance with any and all federal, state, and local laws, ordinances and regulations governing the same) nor commit or suffer to be committed in or on the Demised Premises any act which would require the filing of notice pursuant to applicable law. In addition, Tenant shall not cause or permit the transportation of any hazardous substance/material or oil to or from the Demised Premises without the prior written consent of Landlord, and then only in compliance with any and all federal, state and local laws, ordinances and regulations governing such transportation. The phrase "hazardous substance/material or oil" as used in this Section shall have the same meaning as defined and used in 42 USC ss. 9601, et seq., as the same may be amended from time to time, or as defined in any other federal, state or local laws, ordinances and regulations applicable to the Demised Premises and/or the Building. Tenant shall forthwith give Landlord notice of the accidental or other introduction of any such hazardous substance/material or oil, or the release or threat of release from the Demised Premises of any such hazardous substance/material or oil.

      Section 14.22.1. Tenant's Indemnity. Tenant shall indemnify, defend, and hold Landlord, any parent, subsidiary and affiliate of Landlord, any overlessor, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees harmless from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release (or the threat of release) of any hazardous substance/material or oil that occurs during the term of this Lease, or which arises at any time from Tenant's use or occupancy of the Demised Premises, or from Tenant's failure to provide all information, make all submissions, and take all actions required by all governmental authorities under all applicable laws, ordinances and regulations. In addition, in connection with Tenant's indemnifications pursuant to this Section 14.22.1, Tenant shall be responsible for the cost of any remediation required to be performed in, on or to the Demised Premises and/or the Building as a result of any deposit, spill, discharge, or other release (or the threat of release) of any hazardous substance/material or oil that occurs during the term of this Lease.

      Section 14.22.2. Tenant will not cause or permit any asbestos or asbestos containing materials to be installed or otherwise introduced into the Demised Premises or the Building. Tenant shall be solely responsible (at its sole cost and expense) for any removal or remediation required in connection with any existing asbestos or asbestos containing materials contained in the Building or on the Demised Premises as of the date of this Lease if such removal or remediation shall be required because of (i) any demolition, renovation, alteration, refurbishing, refixturing or other work performed in or to the Demised Premises by or on behalf of Tenant or anyone claiming under Tenant, or
(ii) any damage or deterioration of such existing asbestos or asbestos containing materials arising out of or resulting from any act, omission or negligence of Tenant or of Tenant's employees, agents, licensees, invitees or contractors, or arising out of or resulting from any demolition, renovation, alteration, refurbishing, refixturing or other work performed in or to the Demised Premises by or on behalf of Tenant or anyone claiming under Tenant.

      Section 14.22.3. Tenant's obligations and liabilities under Section 14.22,
Section 14.22.1 and Section 14.22.2 shall survive the expiration or earlier termination of this Lease.

                              [HERE ENDS THIS PAGE]

      IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed instrument on the date first specified above.

                                            LANDLORD:

                                            SUPERIOR REALTY CO., INC.

                                            By: [Illegible]
                                                -------------------------------
                                                Its Treasurer hereunto
                                                duly authorized


                                            TENANT:

                                            THE HIBERNIA SAVINGS BANK


                                            By:________________________________
                                                  Its ________________ hereunto
                                                  duly authorized

      IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed instrument on the date first specified above.

                                            LANDLORD:

                                            SUPERIOR REALTY CO., INC.


                                            By:________________________________
                                                  Its Treasurer hereunto
                                                  duly authorized

                                            TENANT:

                                            THE HIBERNIA SAVINGS BANK

                                            By: [Illegible]
                                                -------------------------------
                                                  Its Chairman hereunto
                                                  duly authorized


                                       26A

                                    EXHIBIT A

      Twelve (12) certain parcels of land, with the buildings thereon, situate in that part of said Boston known as South Boston, and bounded and described as follows:

PARCEL ONE - Registered Land

      NORTHEASTERLY      by West Third Street, fifty-four (54) feet;

      SOUTHEASTERLY      by land now or formerly of Duncan McGee et al,
                         ninety-five (95) feet;

      SOUTHWESTERLY      by lands now or formerly of Michael J. Daly, and of
                         Ignas Kibilda, fifty-four (54) feet; and

      NORTHWESTERLY      by lands now or formerly of Matthew J. Thoemmel, Jr.
                         and of Thomas F. O'Connor et al, ninety-five (95) feet.

All of said boundaries are determined by the Land Court to be located as shown on a plan drawn by D.W. Hyde, Engineer & Surveyor, dated September 21, 1925, as modified and approved by said Court, filed in the Land Registration Office as plan No. 11061-A, a copy of a portion of which is filed with Certificate of Title No. 19532 and said land is shown thereon as lots A and B.

Being the premises described in Certificate of Title No. 64672 Suffolk Deeds, Registered Land Division.

PARCEL TWO

A certain parcel of land with the buildings thereon formerly numbered 464-470 WesT Broadway and 395-401 Athens Street, in that part of said Boston called South Boston, bounded and described as follows:

      SOUTHWESTERLY      by West Broadway, seventy-five (75) feet;

      NORTHWESTERLY      by land of the Phillips Church and Society,
                         one hundred forty-five and 5/10 (145.5) feet;

      NORTHEASTERLY      by Athens Street, seventy-five (75) feet; and

      SOUTHEASTERLY      by land now or formerly of Rifchin, one hundred
                         forty-five and 5/10 (145.5) feet.

PARCEL THREE

A parcel of land with the buildings thereon situated at numbers 388 and 388 on Athens Street, in South Boston, Massachusetts, bounded and described as follows:

      SOUTHWESTERLY      by Athens Street, forty-five (45) feet;

      NORTHWESTERLY      by land of Lindsey, now or formerly, sixty--six (66)
                         feet;

      NORTHEASTERLY      on land now or formerly of Bowdoin & Johnson,
                         forty-five (45) feet; and

      SOUTHEASTERLY      on land now or formerly of Nolan, sixty-six (66) feet.

      Be said measurements more or less or however otherwise bounded and described.

PARCEL FOUR

A certain parcel of land with the buildings thereon situated and numbered 345 on Third Street in that part of said Boston called South Boston and bounded and described as follows:

      NORTHEASTERLY      on Third Street, twenty-seven (27) feet;

      SOUTHEASTERLY      on land formerly of Seth Padelford, now or late of
                         Bowden, eighty-five and 6/12 (85 6/12) feet;

      SOUTHWESTERLY      by land now or late of Grenwald, twenty-seven feet;
                         and

      NORTHWESTERLY      on land now or late of Hayes, eighty-five and 6/12
                         (85 6/12) feet.

Parcels Two and Three hereinabove described are conveyed herewith subject to, and with the benefit of, a certain license agreement dated December 6, 1948, between The South Boston Savings Bank and the Grantee herein, recorded with said Deeds, Book 6867, Page 83.

PARCEL FIVE

About sixteen hundred twenty (1620) square feet of land on the northeasterly side of Athens Street formerly numbered three hundred seventy-six (376) in the numbering of said Athens Street, between an estate now or formerly of Margaret
M. Hurley (numbered 374) and an estate now or formerly of Margaret G. Murphy (numbered 378).

Said land is situated in Block 112A, in the South Boston District shown on the Boston Assessors' Plans of said City, filed in the office of the Board of Assessors.

PARCEL SIX

A certain parcel of land with the buildings thereon being known and numbered as 347-349 West Third Street, in the South Boston District of said Boston, and bounded and described as follows:

      NORTHEASTERLY      by Third Street, twenty-six (26) feet, nine (9)
                         inches;

      NORTHWESTERLY      on land now or late of Robinson, eighty (80) feet;

      SOUTHWESTERLY      on land now or late of E. Dana, twenty-six (26)
                         feet, nine (9) inches;

      SOUTHEASTERLY      on land now or late of Charles W. Reed, eighty (80)
                         feet.

PARCEL SEVEN

A certain parcel of land with the building and improvements thereon situated at 343 West Third Street, in the South Boston District of said Boston, and bounded and described as follows:

      NORTHEASTERLY       by said West Third Street, twenty-seven feet;

      NORTHWESTERLY       by land now or late of Otis T. Dana, eighty-five (85)
                          feet, six (6) inches;

      SOUTHWESTERLY       by land now or late of Weston, twenty-seven (27)
                          feet; and

      SOUTHEASTERLY       by land now or late of Henry F. Spencer, eighty-five
                          (85) feet, six (6) inches.


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

PARCEL EIGHT - Registered Land

The land with the buildings thereon in said South Boston District of Boston, bounded and described as follows:

       SOUTHWESTERLY    by Athens Street, twenty-seven (27) feet;

       SOUTHEASTERLY    by land now or formerly of the Warren Association,
                        sixty (60) feet;

       NORTHEASTERLY    by land now or formerly of the heirs of F. Robinson,
                        deceased, twenty-seven (27) feet;

       NORTHWESTERLY    by land conveyed by John H. Gray to Charles C. Conley,
                        sixty (60) feet.

All of said boundaries are determined by the Land Court to be located as shown on a plan drawn by Schofield Brothers, Civil Engineers, dated January 29, 1959, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which will be filed with the original certificate of title issued on the decree. For title see Certificate of Title No. 65871.

PARCEL NINE

A certain parcel of land with the buildings thereon in that part Boston called South Boston, bounded and described as follows:

NORTHEASTERLY     on Third Street, twenty-seven (27) feet, three (3) inches;

SOUTHEASTERLY     on land now or formerly of Blake, eighty (80) feet;

SOUTHWESTERLY     in part by land now or formerly of Wolkins, in part by a
                  passageway, and in part by land now or formerly of Dana, measuring on this line in the whole twenty-seven (27) feet, three (3) inches;

NORTHWESTERLY     and by land now or formerly of Anthony W. Bowden, eighty
                  (80) feet.

PARCEL TEN

The land in that part of said Boston called South Boston, with the buildings thereon and bounded and described as follows:

      Beginning on the northeasterly side of Athens Street at land now or formerly of Robinson and thence running northeasterly on said land of Robinson, sixty-six (66) feet; thence turning at a right angle and running southeasterly on land formerly of the Warren Association, thirty-six and one-half (36 1/2) feet; thence turning at a right angle and running southwesterly on land now or late of Leonard Hail, sixty-six (66) feet to said Athens Street; thence turning at a right angle and running northwesterly on said Athens Street, thirty-six and one-half, (36 1/2) feet to the point of beginning.

      Said ten (10) parcels of land are the same parcels conveyed to Grantors by deed of Grantee dated December 1, 1958 and duly recorded with Suffolk Deeds, Book ____, Page ____

      All of said parcels of land are conveyed herewith subject to and with the benefit of all rights, easements, encumbrances, leases, and other matters of record insofar as now in force and applicable.


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

PARCEL ELEVEN

      Land, with the buildings thereon, if any, on the northwesterly side of Dorchester Street numbered seventy-three (73) in the numbering of said Dorchester Street, between an estate now or formerly of Guiseppe Bognana and another (numbered 75) and an estate now or formerly of Joseph L. Schicher and another (number 71) and supposed to contain about fifteen hundred forty (1540) square feet.

      Said land is situated in Block 112 a, in the South Boston District shown on the Boston Assessors' Plans of said City, filed in the office of the Board of Assessors.

PARCEL TWELVE

      A certain parcel of land with the buildings thereon now known as and numbered 75 Dorchester Street situated in that part of said Boston called South Boston, being Lot 8 on a plan dated October 19, 1870, recorded with Suffolk Deeds in Book 1021, Page 190 bounded and described as follows:

      Beginning at the southerly corner of the granted premises at the corner of Dorchester Street and Athens Street, thence running North-easterly on Dorchester Street twenty-three feet, thence Northwesterly on said Lot 7 in a line parallel with Athens Street, seventy-seven feet to a passageway four feet in width, thence Southwesterly on said passageway in a line parallel to said Dorchester Street twenty-three feet to Athens Street, thence Southeasterly on Athens Street seventy-seven feet to Dorchester Street and the point of beginning, containing 1771 square feet of land; together with the right to use said passageway in common with other lawfully entitled thereto.

      Being the same premises conveyed by deed of Barbara and Walter Krjashew, dated January 10, 1961.


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